Exhibit 99.5

745 Seventh Avenue New York, NY 10019 United States

November 7, 2016

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated September 25, 2016, to the Board of Directors of Bats Global Markets, Inc. (the “Company”), as Annex D to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of CBOE Holdings, Inc., as filed by CBOE Holdings, Inc. on November 7, 2016 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and CBOE Holdings, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary — Opinion of Bats’ Financial Advisor,” “Risk Factors — Risks Relating to Bats,” “The Merger - Background of the Merger; Recommendation of the Bats Board and Its Reasons for the Merger,” “The Merger — Opinion of Bats’ Financial Advisor,” “The Merger Agreement — Representations and Warranties of Bats,” “Certain Unaudited Prospective Financial Information,” and “Annex D — Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Tom Vandever
Name: Tom Vandever
Title: Managing Director